CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2024, relating to the financial statements and financial highlights of Bahl & Gaynor Small/Mid Cap Income Growth ETF (formerly, AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF), a series of ETF Series Solutions, which are included in Form N-CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
February 24, 2025